Exhibit 10.23

AMENDED AND RESTATED
DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT made and entered into by and between Simmons First National Bank of Pine Bluff ("Employer") and J. Thomas May ("Employee"), WITNESSETH:

WHEREAS, Employee is presently employed by Employer in the capacity of Chief Executive Officer and is a person whom Employer considers to possess significant ability, experience and valuable contacts in matters relating to the business of Employer; and

WHEREAS, Employer desires to obtain the continued services of Employee and to provide certain deferred, contingent benefits to Employee as more particularly hereinafter provided; and

WHEREAS, Employer and Employee desire to restate and amend the terms of such deferred, contingent benefits;

NOW, THEREFORE, for and in consideration of the premises and Employee's continued employment, it is agreed as follows, to-wit:

1.           Definitions.    As used herein, the following terms shall have the definitions set forth below:

Change in Control - Any merger, consolidation or acquisition of shares of Simmons First National Corporation ("SFNC") after which more than 50% of the voting shares of SFNC (or the surviving corporation, if not SFNC) are held by shareholders other than by reason of holding SFNC shares prior to such transaction or transactions.

Final Average Compensation - The average of total compensation to Employee from Employer for the last five (5) consecutive, completed calendar years of service or in the event Employee has not been employed for five (5) consecutive years, then the average of the total compensation to Employee over the term of his employment.

Monthly Amount of Deferred Compensation - The monthly amount of deferred compensation shall be one-twelfth (1/12th) of an amount equal to (a) fifty percent (50%) of the Final Average Compensation of Employee, minus (b) the annual benefits payable during such year, if any, to Employee or his beneficiary from the deferred annuity received by Employee pursuant to the termination of the Simmons First National Bank Pension Plan.

Payment Period - For the purposes of paragraph 4, the period commencing on the first day of the next succeeding calendar month following the separation from service of Employee and ending,

i.	seventy-two (72) months thereafter, in the event Employee has not attained sixty (60) years of age upon his separation from service, or

ii.	on the later of one hundred twenty (120) months thereafter or the death of Employee, in the event Employee has attained sixty (60) years of age prior to his separation from service.

2.           Continued Employment of Employee.    Employee shall continue in the employ of Employer until the earlier of a Change in Control or attainment of age 65, subject to termination at any time by the Board of Directors of Employer.

3.           Normal Retirement, Disability or Death.    Upon the first to occur of the following:

a.           Employee's normal retirement at age 65,

b.	Employee's disability prior to age 65 while still in the employ of Employer, or

c.           Employee's death prior to age 65 while still in the employ of Employer --

Employer shall pay to Employee (or Employee's beneficiary in the case of death of the Employee) the Monthly Amount of Deferred Compensation, as defined herein, each month beginning on the first day of the month following such retirement, disability or death, and ending upon the death of the Employee or the expiration of 120 consecutive months after the commencement of payments, whichever shall later occur. If Employee dies prior to receiving 120 monthly payments, the remaining payments (not to exceed 120), shall be made to Employee's designated beneficiary or, if none, to Employee's estate.

4.           Separation from Service After Change in Control.    In the event of a Change in Control and Employee's separation from service (for any reason) prior to his entitlement to benefits under paragraph 3 above, then Employer shall pay to Employee the Monthly Amount of Deferred Compensation each month during the Payment Period, beginning on the first day of the calendar month following such separation from service. If Employee dies prior to the end of the Payment Period, the remaining payments, through the end of the Payment Period, shall be made to Employee's designated beneficiary or, if none, to Employee's estate.

5.           Consultation and Advice.    Employee agrees that, following termination of employment due to disability or normal retirement under paragraph 3 above, Employee shall, upon request by the Board of Directors of Employer, render consultation and advice to Employer on a part time basis. Such consultation and advice may be performed at such place and time as may be designated by Employee. Employee shall be obligated to perform his duties under this paragraph only during as Employee's health shall permit; provided, however, the inability of Employee to perform these duties due to poor health or death shall not impair any benefit payable hereunder to the Employee, his designated beneficiary or his estate.

6.           Forfeiture.     Employee shall forfeit the right to payment of any further deferred compensation benefits hereunder if:

(a)  Employee shall fail to continue in the full time employ of Employer until the earlier of a Change in Control or the attainment of age 65 for any reason other than death or disability.

(b)  Employee shall fail to provide any required consultation services under Paragraph 5 above.

(c)  Employee, while receiving monthly payments under paragraph 3 hereof, shall, directly or indirectly, as owner, employee, independent contractor, agent or in any other capacity, take part or engage in any manner in any business, activity or endeavor within the State of Arkansas which, in the sole determination of the Board of Directors of Employer, shall be in competition with the business of Employer.

7.           Administration.    This deferred compensation agreement shall be administered by the Executive Compensation Committee of the Board of Directors of Employer, which Committee shall have all rights and powers as may be necessary or appropriate for the discharge of its duties in the administration of this agreement, specifically including but not limited to the right and power to alter the manner of payment of the benefits hereunder with the consent of Employee, so long as such benefits are paid not less frequently than annually.

8.           No Trust or Security.   It is specifically understood and agreed that no trust or fiduciary relationship of any kind or character is created by this agreement and that Employer's liability hereunder is an unsecured obligation of Employer.

9.           Prohibition Against Assignment.    Employee may not assign, encumber or in any other manner transfer or dispose of any rights of Employee hereunder, except that Employee may designate a beneficiary or beneficiaries to receive payments in the event of Employee's death.

10.           Benefit and Binding Effect.   This agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives and successors.

           IN WITNESS WHEREOF, the parties have executed this instrument effective as of the 23rd day of September, 1991.

SIMMONS FIRST NATIONAL BANK
OF PINE BLUFF

By:  /s/ W. E. Ayres
Title: Chairman

    /s/ J. Thomas May